Exhibit 2.3

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Dated as of September 15, 2006

New Venture MRE LLC

625 Reckson Plaza

Uniondale, New York 11556

Attention: Scott Rechler, Jason Barnett and Michael Maturo

Reference is made to that letter agreement by and between SL Green Realty Corp. (“Seller”) and New Venture MRE LLC (“Purchaser”) dated as of August 3, 2006 (the “Original Letter Agreement”) and the form of Asset Purchase Agreement  attached thereto (the “Original APA”).  This letter agreement (the “Letter Agreement”) sets forth certain agreements between Purchaser and Seller and is intended to supplement the form of Asset Purchase Agreement attached hereto as Exhibit A (the “Asset Purchase Agreement”) with respect to Sold Assets (as hereinafter defined) which will be sold pursuant to five separate asset purchase agreements (the “Purchase Agreements”) each in the form of the Asset Purchase Agreement, as applicable.

1.                                       Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

2.                                       The assets that will be sold (the “Sold Assets”) pursuant to the Purchase Agreements are as follows:

•                  Long Island Portfolio (and other assets) —The Long Island portfolio (as described on Exhibit B-1 attached hereto) for a purchase price of (i) $870,000,000 plus (ii) an amount equal to the book basis as of the date of closing (the “Book Basis”) of the AIP 45, Reckson Plaza and East Patchogue land (identified on Exhibit B-1) (such Book Basis amounts are approximately $25,100,000 in the aggregate as of the date hereof) (iii) plus for the Tilles Loans the outstanding principal balance (estimated to be $28,386,625) plus all accrued and unpaid interest and other sums and charges under such Tilles Loans.  All reserves and prepaid interest in respect of periods after the Closing actually paid, if any, shall be assigned to Purchaser without representation, warranty or recourse.

•                  Eastridge —The Eastridge Portfolio (as described on Exhibit B-2 attached hereto) for a purchase price of $283,000,000.

•                  New Jersey Portfolio — The New Jersey Portfolio (as described on Exhibit B-3 attached hereto) for a purchase price of $585,000,000 (with $580,000,000 payable at closing and the additional $5,000,000 payable within three years of closing, provided that the obligation to pay such $5,000,000 shall be secured by a non-recourse pledge by Scott Rechler, Jason Barnett and Michael Maturo of their direct or indirect ownership interests in the New Jersey Portfolio; plus an amount equal to the Book Basis at closing of the Princeton and Eagle Rock land (identified on Exhibit B-3) plus an amount equal to the product of (x) 1.15 and (y) the Book Basis at closing of the Giralda Farms land (identified on Exhibit B-3) (such Book Basis amounts are approximately $76,300,000 in the aggregate as of the date hereof).

•       Australia Equity Interests — The entity owning a 25% interest in Reckson Australia Operating Company LLC (which directly or indirectly owns the properties described on Exhibit B-4 attached hereto), Reckson’s Australian management company (including its Australian licensed responsible entity), and other related entities, and Reckson’s and Reckson’s subsidiaries’ rights to and interests in, all related contracts and assets, including, without limitation, property management and leasing, construction services and asset management contracts and services contracts, for an aggregate purchase price of $163,000,000.  The fee income paid by the Australian LPT described above shall be conveyed by an assignment of the equity interests in Reckson Australia RE Holdings Inc., Reckson Australia Asset Manager LLC and Reckson Australia Holdings LLC along with an assignment of the property management and leasing, construction services and asset management contracts and services contracts (with a credit to SLG for any accounts receivable as of the date of closing) all such assignments to be made without representation recourse or warranty.  If there are restrictions in any applicable document prohibiting the assignment of such equity interests or contracts (and such restrictions are not waived), the parties will work together to arrange a mutually agreeable alternative to convey the rights and benefits required to be conveyed pursuant to this paragraph.

•                  RSVP — The direct or indirect interest of Reckson in Reckson Asset Partners, LLC, an affiliate of Reckson Strategic Venture Partners, LLC, or RSVP, and all of Reckson’s rights in and to certain loans made by Reckson to Frontline Capital Group, the bankrupt parent of RSVP, and other related entities, for a purchase price of

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$65,000,000.  With respect to the assets subject to the “RSVP Purchase Agreement”, Seller and Purchaser will enter into a 50/50 joint venture (the “RSVP JV”).  The RSVP JV shall provide that (i) the parties shall have joint control of major decisions, (ii) Purchaser shall have customary day to day management and (iii) there shall be customary buy-sell provisions after six months; provided that Purchaser will have sole control for six months over the bankruptcy process so long as Purchaser’s actions will not result in a material reduction in the value of the Frontline Claims (as defined in the RSVP Purchase Agreement). Seller and Purchaser agree to negotiate in good faith to execute a joint venture agreement setting forth the complete terms of the RSVP JV prior to the closing under the RSVP Purchase Agreement.

•                  Capelli Loan - Purchaser acknowledges that RAR has advised SLG that RAR has made a $20 million loan and a $10 million loan and intends to make one or more loans to one or more affiliates of Louis Capelli.  Seller agrees that such loans shall be part of the Assets to be sold pursuant to the Long Island Portfolio Purchase Agreement for an additional purchase price equal to the principal amount of such loans plus all accrued and unpaid interest and other sums and charges under such loans.  All reserves and prepaid interest in respect of periods after the Closing actually paid, if any, shall be assigned to Purchaser without representation, warranty or recourse.

•                  Long Island Industrial Notes - In the event that Spectrum (i) consents to the transfer of the notes described on Exhibit C attached hereto (the “Long Island Industrial Notes”) or (ii) waives its right of first offer contained in such loan documents, Seller and Purchaser shall enter into a 50/50 participation agreement with respect to the Long Island Industrial Notes with governance consistent with the EAB transaction and substantially in the form of the participation agreement used in the EAB transaction, whereby Purchaser shall purchase the Long Island Industrial Notes for 50% of par plus 50% of all accrued and unpaid interest and other sums and charges under such Long Island Industrial Notes and Seller shall retain a 50% pari passu participation interest.

•                  Tranche 3 Properties - in the event that any of the Tranche 3 Properties identified on Exhibit D attached hereto are not conveyed to the Australian LPT prior to closing under the Purchase Agreements, the purchase price for the Australia Equity Interests shall be reduced by the allocated amount of such Tranche 3 property set forth on Exhibit D attached hereto.  In such event, such Tranche 3 property shall be purchased by Purchaser pursuant to one of the other Purchase Agreements and the purchase price under such Purchase Agreement shall be increased by four (4) times such allocated amount.

•                  ROFO Properties - In the event that Purchaser is unable to purchase at closing one of the properties identified on Exhibit E attached hereto (the “ROFO Properties”) as a result of the transfer restrictions in the ownership documents or pursuant to any leases affecting such ROFO Properties, Purchaser shall not purchase such ROFO

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Property and the purchase price under the Purchase Agreement applicable to such ROFO Property shall be reduced by the allocated amount of such ROFO Property set forth on Exhibit E attached hereto.

3.                                    In the event of a Purchaser default under one or more of the Purchase Agreements other than the “Australia Purchase Agreement” (as identified on Exhibit A attached), Scott Rechler, Jason Barnett and Michael Maturo guaranty, jointly and severally, to pay, within ten (10) business days of notice from Seller requiring such payment, an amount (the “Guaranteed Amount”) equal to the difference between (i) $25,000,000.00 and (ii) the amount of the “ A Deposits “ (as defined below) actually received by Seller as a result of the default(s) under such Purchase Agreement(s), provided that such Guaranteed Amount shall not exceed   $10,000,000.00.  The Guaranteed Amount shall be paid to Seller in addition to the amount of the Deposit forfeited under such Purchase Agreement(s).

As used herein, the “A Deposits” shall mean a portion of the Deposit under each Purchase Agreement as set forth on Schedule 1 attached hereto.

4.             If the Merger Agreement is terminated, the Purchase Agreements shall terminate.  If the Purchase Agreements are terminated as a result of a termination of the Merger Agreement and Seller receives the “Break-Up Fee” (as defined in the Merger Agreement), within ten (10) Business Days of the Seller’s receipt of such “Break-Up Fee” and evidence reasonably satisfactory to Seller of Purchaser’s actual out of pocket expenses, Seller shall remit to Purchaser an amount equal to the actual out of pocket expenses incurred by Purchaser in connection with the transactions under the Purchase Agreements, but in no event more than the lesser of (i) $8,000,000.00 or (ii) 7.2% of the actual “Break-Up Fee” received by Seller under the Merger Agreement.  If Seller receives expenses reimbursement, Seller shall remit to Purchaser an amount equal to its actual out-of pocket expenses incurred in connection with the transactions contemplated by the Purchase Agreements, but in no event more than $1,000,000; provided that if Seller receives expenses reimbursement in an amount less than $13,000,000, the maximum amount payable to Purchaser will be reduced in proportion to the amount by which the actual amount actually received by Seller is less than $13,000,000.  Purchaser will provide to Seller evidence reasonably satisfactory to Seller of such actual out of pocket expenses.

5.             Notwithstanding anything to the contrary in the Purchase Agreements, at Closing, Seller shall receive a credit under the Purchase Agreements for any amounts paid after August 3, 2006 and prior to the Closing Date (other than (x) amounts paid on account of accrued liabilities with respect to the Sold Assets only as set forth in the balance sheet of Reckson Associates Realty Corp. (“RAR”) dated 6/30/06 and (y) those additional amounts incurred prior to August 3, 2006 in respect of the Sold Assets, not to exceed $6,000,000 in the aggregate with respect to all such amounts incurred for the Sold  Assets only, which additional amounts shall be set

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forth on a schedule to be provided as soon as reasonably practicable after the date hereof) by RAR or any Applicable Party for any leasing commissions, tenant improvements or capital improvements with respect to the Sold Assets only in excess of the following amounts:

Long Island Portfolio and Other Assets :  $6,170,397

Eastridge — $3,270,806

New Jersey Portfolio — $1,600,491

Australia Equity Interests —  $1,417,590

RSVP — $0

6.                                       Arrangements with respect to employees shall be handled between the parties substantially on the terms set forth in various correspondence between the parties.   Any employees hired by Purchaser shall be terminated by the Applicable Party immediately after the Merger Closing.   Purchaser agrees to be responsible for any severance and/or termination payments owed to such hired employees, other than severance or bonus/vesting arrangements for senior employees specifically set forth in the Merger Agreement (“Senior Severance Packages”), and agrees to indemnify and hold harmless Seller and the Seller Related Parties for any Claims, liabilities, losses, costs or expenses (including reasonable attorneys’ fees) incurred by Seller or the Seller Related Parties as a result of terminating the employees hired by Purchaser immediately after the Merger Closing or hired by Purchaser or any Affiliate thereof within 9 months of the Merger Closing other than in respect of Senior Severance Packages.  Seller shall be afforded all remedies at law and at equity for a breach of the foregoing covenants.  The provisions of this Paragraph 6 shall survive Closing.

7.                                       Seller shall provide or cause to be provided financing to Purchaser, in connection with its acquisition of the Sold Assets, pursuant and subject to the terms of the loan commitments attached hereto as Exhibit F.

8.                                       This Letter Agreement and the Asset Purchase Agreement amends and restates in its entirety the Original Letter Agreement and the Original APA.  Upon execution of this Letter Agreement, the Original Letter Agreement shall be null and void and of no further force and effect.

9.                                       This Letter Agreement and the respective rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of relating to this Letter Agreement.

10.                                 This Letter Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto.

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11.                                 This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.                                 All notices required hereunder to the Purchaser or Seller shall be given as provided in the Purchase Agreements and shall be deemed effective as provided therein.  Notices required to be given to Scott Rechler, Jason Barnett and Michael Maturo pursuant to Section 3 of this Letter Agreement shall be delivered to the notice address of Purchaser provided in the Purchase Agreements.

13.                                 This Letter Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, which, when read together, shall constitute one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have duly executed this Letter Agreement as of the day and year first above written.

SELLER

SL GREEN REALTY CORP., a Maryland corporation

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President

PURCHASER

NEW VENTURE MRE LLC, a Delaware
limited liability company

By:	/s/ Scott Rechler
Name: Scott Rechler
Title:

SCOTT RECHLER

/s/ Scott Rechler

JASON BARNETT

/s/ Jason Barnett

MICHAEL MATURO

/s/ Michael Maturo

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EXHIBIT A

Asset Purchase Agreement

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Exhibit A

ASSET PURCHASE AGREEMENT

between

SL GREEN REALTY CORP.

as seller

and

NEW VENTURE MRE LLC

as purchaser

Dated as of

[_______], 2006

Exhibit A	Loan Assets
Exhibit B	Other Contracts
Exhibit C	RMG Assets
Exhibit D	Sold Land
Exhibit E	Sold Subsidiary Land
Exhibit F	Other Sold Assets
Exhibit G	Escrow Wire Instructions
Exhibit H	Form of Deed
Exhibit I	Form of Assignment and Assumption of Ground Lease
Exhibit J	Form of Bill of Sale
Exhibit K	Form of Assignment and Acceptance of Leases
Exhibit L	Form of Assignment and Acceptance of Contracts
Exhibit M	Form of Assignment and Assumption of Interest
Exhibit N	Form of Tenant Notification Letter
Exhibit O	Seller Loan Commitment [Eastridge, Australia and RSVP only]
Exhibit P	Intentionally Omitted
Exhibit Q	Intellectual Property
Exhibit R	Letter of Credit
Exhibit S	Tranche 3 Properties
Exhibit T	ROFO Properties

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Schedule 1
Schedule 2

ii

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is entered into as of the [__] day of [_______], 2006, between SL GREEN REALTY CORP., a Maryland corporation, having an address at 420 Lexington Avenue, New York, New York 10170 (“Seller”), and NEW VENTURE MRE LLC, a Delaware limited liability company, having an address at 625 Reckson Plaza, Uniondale, New York 11556(“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is party to a Merger Agreement with Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, Reckson Associates Realty Corp. (“RAR”) and Reckson Operating Partnership, L.P. (“ROP”), dated as of August 3, 2006 (as the same may be amended as permitted hereunder, the “Merger Agreement”) whereby Seller is acquiring by merger all of the assets and liabilities of RAR.

WHEREAS, pursuant to a letter agreement dated August 3, 2006 (the “Original Letter Agreement”) in connection with consummating the merger contemplated by the Merger Agreement (the “Merger”), Seller has agreed to direct RAR or the Applicable Parties (as hereafter defined) pursuant to Section 1.11 of the Merger Agreement to cause to be sold, and Purchaser has agreed to purchase, the Assets (hereinafter defined) subject to and in accordance with the terms hereof;

WHEREAS, in connection with consummating the transactions contemplated by the Original Letter Agreement, Seller and Purchaser are entering into (i) this Agreement, (ii) those certain Asset Purchase Agreements described on Exhibit B attached hereto (the “Other Contracts”) and (ii) that certain letter agreement dated as of the date hereof (the “Letter Agreement”); and

WHEREAS, Seller and Purchaser desire that this Agreement, the Other Contracts and the Letter Agreement shall amend and restate the Original Letter Agreement in its entirety;

NOW, THEREFORE, in consideration of the mutual premises herein set forth and other valuable consideration, the receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

“810 Seventh Property” has the meaning given that term in Section 11.21.[LI Contract Only]

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits, as the same may be amended, supplemented, restated or modified.

“Applicable Party” means whichever of RAR or Seller (plus any subsidiary or Affiliate of RAR or Seller, including, without limitation, ROP) who is the party (or parties) that is responsible under the applicable provisions of this Agreement.

“Asbestos” has the meaning given that term in Section 9.4.

“Asset” has the meaning given that term in Section 2.2.

“Assignment and Assumption of Contracts” has the meaning given that term in Section 2.4(a).

“Assignment and Assumption of Interest” has the meaning given that term in Section 2.4(a).

“Assignment and Assumption of Leases” has the meaning given that term in Section 2.4(a).

“Assumed Indebtedness” has the meaning given that term in Section 11.17.

“Books and Records” means all books, records, lists of tenants and prospective tenants, files and other information (including, without limitation, any thereof in electronic format) maintained by RAR or its agents with respect to the ownership, use, leasing, occupancy, operation, maintenance or repair of any Assets or any Properties.

“Business Day” means any day other than a Saturday, Sunday or day on which the banks in New York, New York are authorized or obligated by law to be closed.

“Cash Deposit” has the meaning given that term in Section 2.3(a).

“Claim” means any claim, demand or legal proceeding.

“Closing” has the meaning given that term in Section 2.1(b).

“Closing Date” has the meaning given that term in Section 2.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” means all brokerage or commission agreements, construction, service, supply, security, maintenance, union, telecommunications or other contracts or agreements.

“Current Month” has the meaning given that term in Section 2.6.

“Deed” has the meaning given that term in Section 2.4(a).

“Deposit” has the meaning given that term in Section 2.3(a).

“Deposit Letter of Credit” has the meaning given that term in Section 2.3(a).

“Determination Date” has the meaning given that term in Section 6.4(c).

“Easements” means, with respect to a parcel of land, all easements, covenants, privileges, rights of way and other rights appurtenant to such Sold Land.

“Environmental Laws” has the meaning given that term in Section 9.4.

“Escrow Holder” has the meaning given that term in Section 2.3(a).

“Executory Period” means the period commencing on the date hereof through the Closing Date.

“Existing Debt” means, with respect to the Assets, the indebtedness evidenced by any loan or other credit agreements pursuant to which RAR or an Affiliate is the borrower, all notes issued thereunder, all reserves, all related documents and all filings made in connection therewith.

“Existing Debt Indemnity Agreement” has the meaning given that term in Section 11.17.

“Expedited Arbitration Proceeding” means a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions (the “Expedited Procedures”) thereof; provided, however, that with respect to any such arbitration (a) the list of arbitrators referred to in Section E-4(b) of the Expedited Procedures shall be returned within five (5) Business Days from the date of mailing, (b) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (g) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(b) of the Expedited Procedures as modified by clause (a) above, (c) the notification of the hearing referred to in Section E-8 of the Expedited Procedures shall be four (4) Business Days in advance of the hearing, (d) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (e) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Agreement, (f) the decision of the arbitrator shall be final and binding on the parties and (g) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding.  The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted.  If the arbitrator determines that one (1) party is entirely unsuccessful, then, notwithstanding Section 2.8 hereof, such party shall pay all of the fees of such arbitrator plus the reasonable, out-of-pocket costs and expenses incurred by the prevailing party in connection with the arbitration. Notwithstanding Section 2.8 hereof, if the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees and such party’s own third-party costs and expenses to the extent of such party’s degree of success as determined by the arbitrator.

“Fee Estate” means, with respect to a parcel of land, the fee estate in such land, including, without limitation, all of the land in respect of such Property and any interest of the Applicable Party in any adjoining parcel or parcels that may be needed for such parcel to be in compliance with applicable Law or applicable Leases.

“Frontline Assets” means all debt from any Applicable Party to Frontline Capital Group, the direct and indirect Ownership Interests of any Applicable Party in Reckson Asset Partners LLC, and any and all other claims which any Applicable Party has as a creditor of or equity holder in Frontline Capital Group or any of its subsidiaries [for RSVP Purchase Agreement.]

“General Intangibles” means, with respect to a parcel of land, all trade names, trademarks, logos, copyrights and other intangible personal property owned by RAR or its Affiliates relating to such parcel of land or the Improvements or Personal Property with respect to such parcel of land other than the name, “Reckson”, which shall be transferred pursuant to Section 11.15.

“Governmental Authority” means any agency, bureau, department or official of any federal, state or local governments or public authorities or any political subdivision thereof.

“Ground Leasehold Estate” means, with respect to a parcel of land, the ground leasehold estate in such land, including, without limitation, all of the land in respect of such Property and any interest of the Applicable Party in any adjoining parcel or parcels that may be needed for such parcel to be in compliance with applicable Law or applicable Leases.

“Hazardous Materials” has the meaning given that term in Section 9.4.

“Improvements” means, with respect to a parcel of land, all buildings, structures and improvements on such parcel of land, including all building systems and equipment relating thereto.

“Land” means all of the parcels of Sold Land and Sold Subsidiary Land.

“Law” means any law, rule, regulation, order, decree, statute, ordinance, or other legal requirement passed, imposed, adopted, issued or promulgated by any Governmental Authority.

“LC Deposit” has the meaning given that term in Section 2.3(a).

“Leases” means all leases, subleases, license agreements and other occupancy agreements pursuant to which any Person has the right to occupy, or is otherwise leased or demised, any portion of a Property, together with any and all amendments, modifications, expansions, extensions, renewals, guarantees or other agreements relating thereto.

“Letter Agreement” has the meaning given that term in the recitals.

“Letter of Credit” means a clean, irrevocable, non-documentary and unconditional letter of credit, in form and substance reasonably acceptable to Seller, naming Escrow Holder as beneficiary and issued by Citigroup, N.A. or any bank which is a member of the New York Clearing House Association and which bank is otherwise reasonably acceptable to Seller, the term of which shall not expire prior to the date that is thirty (30) days after the “Termination Date” (as such term is defined in the Merger Agreement) and which provides that it may be drawn onsite upon presentation or by facsimile, by the beneficiary thereunder, upon a certification that a Purchaser Default has occurred under this Agreement or under any of the Other Contracts (for the Deposit B Letter of Credit).  Notwithstanding the foregoing, Seller acknowledges that it has approved the letter of credit attached hereto as Exhibit R.

“Licenses and Permits” means, with respect to any Property, to the extent they may be transferred under applicable Law, all licenses, permits, certificates of occupancy and authorizations issued to the Applicable Party or agent thereof pertaining to or in connection with the operation, use, occupancy, maintenance or repair of such parcel of land, and the Improvements or Personal Property with respect to such parcel of land.

“Loan Assets” means the loan or other credit agreements listed on Exhibit A pursuant to which RAR or an Affiliate is the lender, all notes issued thereunder, all reserves, all related documents and all filings made in connection therewith, including, without limitation, the Frontline Assets. [LI and RSVP only]

“Merger” has the meaning given that term in recitals.

“Merger Agreement” has the meaning given that term in recitals.

“Merger Closing” means the closing of the Merger contemplated by and in accordance with the Merger Agreement.

“Original Letter Agreement” has the meaning given that term in the recitals.

“Other Contracts” has the meaning given that term in the recitals.

“Other Party” has the meaning given that term in Section 2.4(f).

“Other Sold Assets” has the meaning given that term in Section 2.2(e).

“Other Sold Asset Assignment” has the meaning given such term in Section 2.4(a).

“Overage Rent” has the meaning given that term in Section 2.6.

“Ownership Interest” shall mean, with respect to any Person, ownership of the right to profits and losses of, distributions from and/or the right to exercise voting power to elect directors, managers, operators or other management of, or otherwise to affect the direction of management, policies or affairs of, such Person, whether through ownership of securities or partnership, membership or other interests therein, by contract or otherwise.

“PCBs” has the meaning given that term in Section 9.4.

“Permitted Exceptions” means:

(a)           All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided.

(b)           All present and future zoning, building, environmental and all other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Properties, including, without limitation, all landmark designations and all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”).

(c)           All presently existing and future covenants, restrictions, rights easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Properties (collectively, “Rights”).

(d)           Any state of facts which would be shown on or by an accurate current survey or physical inspection of the Properties (collectively, “Facts”).

(e)           Rights of Tenants of the Properties pursuant to leases or otherwise and others claiming by, through or under the Leases.

(f)            All Contracts.

(g)           All violations of all Laws and Regulations, including, without limitation, building, fire, sanitary, environmental, housing and similar Laws and Regulations, whether or not noted or issued at the date hereof or at the date of the Closing (collectively, “Violations”).

(h)           Consents by any present or former owner of the Properties for the erection of any structure or structures on, under or above any street or streets on which the Properties may abut.

(i)            Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Properties or any adjoining property.

(j)            Variations between tax lot lines and lines of record title.

(k)           All exclusions and exceptions from coverage contained in any title policy or “marked-up” title commitment issued to any Applicable Party with respect to the Properties.

(l)            Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer on the Properties.

(m)          Any lien, encumbrance, pledge, hypothecation, easement, restrictive covenant, assignment, preference, security interest or charge (including, without limitation, any mechanics’ and materialmens’ lien) affecting the Properties other than those created by Seller in violation of Section 5.4 of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, or other entity.

“Personal Property” means, with respect to any Sold Land or any Sold Subsidiary Land, all of the Applicable Party’s interest in and to all furniture, fixtures, equipment, chattels, machinery and other personal property owned by such Applicable Party which are now, or may hereafter prior to the Closing Date be, placed in, located on or attached to such land and Improvements on Sold Land or Sold Subsidiary Land, as applicable, and used or usable in connection with the operation, use, occupancy, maintenance or repair thereof.

“Property(ies)” means the Sold Properties and the Sold Subsidiary Properties.

“Proration Agreement” has the meaning given that term in Section 2.5(e).

“Purchaser” is the entity identified as such in the first paragraph of this Agreement, and any successor or assign.

“Purchaser Default” has the meaning given that term in Section 8.1.

“Purchaser Due Diligence” has the meaning given that term in Section 9.1.

“Purchaser Related Party” has the meaning given that term in Section 9.5.

“RAR” means Reckson Associates Realty Corp., a Maryland corporation.

“Requesting Party” has the meaning given that term in Section 2.4(f).

“RMG Assets” means all of the assets listed on Exhibit C.

“ROFO Properties” has the meaning given that term in Section 11.19.[LI and NJ Contracts only]

“ROP” means Reckson Operating Partnership, L.P., a Delaware limited partnership.

“Seller” has the meaning given that term in the first paragraph of this Agreement.

“Seller Financing” has the meaning given that term in Section 11.14. [Australia, Eastridge and RSVP only]

“Seller Loan Commitment” has the meaning given such term in Section 11.14. [Australia, Eastridge and RSVP only]

“Seller Related Parties” means Seller, RAR, ROP, the Applicable Parties, any Affiliate of Seller and their respective direct or indirect members, partners, stockholders, officers, directors, employees and agents.

“Sold Equity Interests” has the meaning given that term in Section 2.2(c).

“Sold Land” means all of the parcels of land described in Exhibit D and, when used with reference to a particular Sold Property, means the parcel of land relating to such Sold Property.

“Sold Properties” has the meaning given that term in Section 2.2(b).

“Sold Subsidiaries”  has the meaning given that term in Section 2.2(c).

“Sold Subsidiary Land” means all of the parcels of land described in Exhibit E and, when used with reference to a particular Sold Subsidiary Property, means the parcel of land relating to such Sold Subsidiary Property.

“Sold Subsidiary Properties” has the meaning given that term in Section 2.2(d).

“Systems” means all right, title and interest of the Applicable Party in and to the systems, software and software licenses necessary to operate any of the Properties, provided that the same are not integral to effective operation of RAR’s business as conducted on the date hereof.

“Taking” has the meaning given that term in Section 7.2(b).

“Tax Proceedings” has the meaning given that term in Section 7.2.

“Tenant” has the meaning given that term in Section 2.4(a).

“Third Party” means any Person other than Seller and its Affiliates.

“Tranche 3 Properties” has the meaning given that term in Section 11.19.

“Wire Transfer Funds” has the meaning given that term in Section 2.3(a).

Section 1.2             Rules of Construction.

(a)           All uses of the term “including” shall mean “including, but not limited to,” unless specifically stated otherwise.

(b)           Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun, pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender and references to a particular Section, Addendum, Schedule or Exhibit shall be deemed to mean the particular Section of this Agreement or Addendum, Schedule or Exhibit attached hereto, respectively.

ARTICLE II

SALE AND PURCHASE OF PROPERTIES

Section 2.1             Sale and Purchase of the Properties.

(a)           Subject to the terms of this Agreement, Seller agrees to direct RAR or the Applicable Parties (for Assets conveyed immediately after the Merger Closing) to sell, assign and convey unto Purchaser, and Purchaser agrees to purchase, assume and accept, the Assets from RAR or the Applicable Parties.

(b)           The closing of the sale of the Assets (the “Closing”) shall be held on the Business Day of the Merger Closing, but immediately prior to the Merger Closing (the “Closing Date”); provided, however, that Purchaser at least two (2) Business Days prior to Closing may designate certain Assets that shall close in a contemporaneous transaction on the Business Day of, but immediately after, the Merger Closing.  TIME BEING OF THE ESSENCE with respect to the performance by Purchaser of its obligations to purchase the Assets and pay the Purchase Price as provided in this Agreement on the Closing Date.

Section 2.2             Assets.

(a)           As used herein, the term “Assets” means the Sold Properties, the Sold Equity Interests and the Other Sold Assets, the Systems and the Books and Records.

(b)           As used herein, the term “Sold Property” means all of the Applicable Parties’ interest in the following for each single parcel of Sold Land:

(i)            the Fee Estate or Ground Leasehold Estate, as applicable, with respect to such parcel of Sold Land;

(ii)           all Improvements with respect to such parcel of Sold Land;

(iii)          all Easements with respect to such parcel of Sold Land;

(iv)          all Personal Property with respect to such parcel of Sold Land;

(v)           all Licenses and Permits with respect to such parcel of Sold Land;

(vi)          to the extent assignable, all warranties, if any, issued to the Applicable Party by any manufacturer or contractor in connection with any Improvements or Personal Property with respect to such parcel of Sold Land;

(vii)         to the extent assignable, Contracts held by the Applicable Party with respect to the use, occupancy, maintenance, repair or operation of any of the foregoing;

(viii)        all General Intangibles with respect to such parcel of Sold Land; and

(ix)           (A) all right, title and interest of the Applicable Party  in and to the Leases and the rents and profits therefrom, subject to Section 2.5, and (B) any security deposited under the Leases.

(c)           As used herein, the term “Sold Equity Interests” means all of the Applicable Party’s direct and indirect Ownership Interests in the “Sold Subsidiaries” that own the Sold Subsidiary Properties set forth on Exhibit E.

(d)           As used herein, the term “Sold Subsidiary Properties” all of Applicable Party’s direct and indirect equity interest in:

(i)            the Fee Estate or Ground Leasehold Estate, as applicable, with respect to such parcel of Sold Subsidiary Land;

(ii)           all Improvements with respect to such parcel of Sold Subsidiary Land;

(iii)          all Easements with respect to  such parcel of Sold Subsidiary Land;

(iv)          all Personal Property with respect to such parcel of Sold Subsidiary Land;

(v)           all Licenses and Permits with respect to such parcel of Sold Subsidiary Land;

(vi)          to the extent assignable, all warranties, if any, issued to the Applicable Party or agent thereof by any manufacturer or contractor in connection with any Improvements or Personal Property with respect to such parcel of Sold Subsidiary Land;

(vii)         to the extent assignable, Contracts held by the Applicable Party with respect to the use, occupancy, maintenance, repair or operation of any of the foregoing;

(viii)        all General Intangibles with respect to such parcel of Sold Subsidiary Land; and

(ix)           (A) all right, title and interest of the Applicable Party  in and to the Leases and the rents and profits therefrom, subject to Section 2.5, and (B) any security deposited under the Leases.

(e)           As used herein, the term “Other Sold Assets” means (A) each of the assets set forth on Exhibit F, (B) the Loan Assets and (C) the RMG Assets.

(f)            During the Executory Period the parties will negotiate in good faith so that Personal Property located in RAR’s offices in Long Island and located on site at any transferred property, not integral to operation of the business, will be transferred to Purchaser at Closing, at no additional cost to Purchaser and without representation, warranty or recourse to Seller, or the Applicable Party provided any sales tax due in connection therewith is paid by Purchaser.

(g)           At Purchaser’s request, Seller agrees to request that RAR cause that the transfer of the Sold Property through a transfer in the Ownership Interests of the Applicable Party that owns such Sold Property if such Property is owned by a special purpose entity, or, if such Sold Property is not owned by a special purpose entity, to convey such Sold Property to a special purpose entity and convey to Purchaser the Ownership Interests of such special purpose entity, provided, however, Purchaser shall pay for any transfer taxes and any and all other costs and expenses incurred in connection with the formation and existence of any special purpose entities and the transfer of such Sold Properties to such special purpose entities and Scott Rechler, Jason Barnett and Michael Maturo shall have executed a guaranty of such payment obligations and indemnify and hold harmless the Seller Related Parties from and against any and all Claims, liabilities, losses, damages, costs or expenses as a result of  the formation and existence of any such special purpose entities and the transfer of such Sold Properties to such special purpose entities.

Section 2.3             Purchase Price.  The purchase price (the “Purchase Price”) for the Assets is set forth in Column A of Schedule 1 attached hereto,(1) subject to the adjustments and prorations herein, payable as set forth below.  The parties agree that the value of the Personal Property is de minimis and no part of the Purchase Price is allocable thereto.  The parties further agree that, except as otherwise may be required by applicable Law, the transactions contemplated by this Agreement will be reported for all tax purposes in a manner consistent with the terms of this Agreement, and that neither party (nor any of their Affiliates) will take any position inconsistent therewith.

(a)           Simultaneously with the execution of this Agreement by Purchaser, Purchaser is delivering an aggregate deposit in the amount set forth in Column B of Schedule 1 attached hereto by delivering (a) the amount set forth in Column C of Schedule 1 attached hereto (the “Cash Deposit”) to First American Title Insurance Company, as escrow agent (when acting in the capacity of escrow agent, the “Escrow Holder”) by wire transfer of immediately available federal funds (“Wire Transfer Funds”) to the account set forth on Exhibit G, (b) to Escrow Holder, a Letter of Credit in the amount set forth in Column D of Schedule 1 attached hereto (the “Deposit A Letter of Credit”) and (c) to Escrow Holder, a Letter of Credit in the amount set forth in Column E of Schedule 1 attached hereto (the “Deposit B Letter of Credit”), a portion of which equal to the amount set forth in Column F of Schedule 1 attached hereto (the “Deposit B LC

(1)                                  The purchase price for the AIP Land (the “AIP Allocated Amount”), the Reckson land, and the East Patchogue land under the LI Contract shall be the book basis on the Reckson financial statements (the “Book Basis”) at Closing; the purchase price for the Princeton and Eagle Rock land under the NJ Contract shall be the Book Basis at Closing; and the purchase price for the Giralda Farms land under the NJ Contract shall be 1.15x the Book Basis at Closing.

Deposit” and, together with the Deposit A Letter of Credit, the “LC Deposit”; the LC Deposit together with the Cash Deposit, the “Deposit”) shall be allocable to the Deposit under this Agreement;

(b)           Upon receipt by Escrow Holder of the Cash Deposit, Escrow Holder shall cause the same to be deposited into an interest bearing account selected by Escrow Holder mutually agreeable to Purchaser and Seller (it being agreed that Escrow Holder shall not be liable for the amount of interest which accrues thereon) in accordance with the terms of that certain Escrow Agreement of even date herewith between Seller, Purchaser and Escrow Holder.  If the Closing shall occur, the interest on the Cash Deposit, if any, shall be paid to Purchaser, and, if the Closing shall not occur and this Agreement shall be terminated, then the interest earned on the Cash Deposit shall be paid to the party entitled to receive the Deposit as provided in this Agreement.  The party receiving such interest shall pay any income taxes thereon.

(c)           Purchaser may replace the Cash Deposit with a Letter of Credit in the amount of the Cash Deposit (the “Replacement LC”).  In such event the Cash Deposit shall be returned to Purchaser upon receipt of the Replacement LC by Escrow Holder.  Purchaser may replace the LC Deposit with cash at any time prior to Closing by sending Escrow Holder Wire Transfer Funds in an amount equal to the amount of the Deposit A Letter of Credit and the Deposit B Letter of Credit (the “Additional Cash Deposit”).  Upon receipt of the Additional Cash Deposit, Escrow Holder shall return the Deposit A Letter of Credit and the Deposit B Letter of Credit to Purchaser.  The portion of the Additional Cash Deposit equal to the LC Deposit (the “LC Replacement Funds”) shall be held hereunder in the same manner as the Cash Deposit and shall be paid to the party entitled to the Cash Deposit.

(d)           At the Closing, the Cash Deposit and the LC Replacement Funds, if any, shall be paid to Seller and Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Cash Deposit and the LC Replacement Funds, if any) to RAR by Wire Transfer Funds as directed by Seller, as adjusted pursuant to Section 2.5 hereof.  As part of the Purchase Price, Purchaser will deliver to Seller, Wire Transferred Funds for the amount of the LC Deposit and any Replacement LC, or at Purchaser’s direction the Deposit A Letter of Credit, the Deposit B Letter of Credit and the Replacement LC shall be drawn upon by Escrow Holder, and the proceeds shall be disbursed in the same manner as the Cash Deposit and credited against the Purchase Price; provided that Purchaser shall only receive a credit against the Purchase Price hereunder for that portion of the Deposit B Letter of Credit equal to the Deposit B LC Deposit.  Upon Escrow Holder’s receipt of Wire Transferred Funds equal to sum of the LC Deposit and the “LC Deposits” under all of the Other Contracts, Escrow Holder shall return the Deposit A Letter of Credit to Purchaser.(2)

(e)           Upon a Purchaser Default Seller may make a written demand upon Escrow Holder for payment of the proceeds of the LC Deposits and, Escrow Holder shall be

(2)                                  The NJ Contract shall provide that $5,000,000 of the Purchase Price (the "Delayed Purchase Price") shall be paid within 3 years of Closing and that the obligation to pay such $5,000,000 shall be secured by a non-recourse pledge by Scott Rechler, Jason Barnett and Michael Maturo of their direct or indirect ownership interest in the Assets sold under the New Jersey Contract and guaranteed on an unsecured basis by the entity or entities owned by Scott Rechler, Jason Barnett and Michael Maturo that indirectly owns the interest of Scott Rechler, Jason Barnett and Michael Maturo in the Sold Assets (the "Parent Entities"), which guaranty shall be subordinate to any financing obtained by the Parent Entities or any subsidiary thereof, provided, however, that purchaser may pay an additional $3,700,000 at closing in lieu of the Delayed Purchase Price.  The New Jersey Contract shall permit financing senior to the equity pledge up to 80% of the Purchase Price under the New Jersey Contract.

entitled to and shall draw upon the same and dispose of the proceeds thereof in the same manner as it would dispose of the Deposit under this Agreement as required pursuant to the terms of Section 8.1 of this Agreement.

Section 2.4             Closing Deliveries.  On the Closing Date:

(a)           Seller shall, or shall direct the Applicable Party to:

(i)            (A) for each Sold Property in which the Applicable Party owns the Fee Estate, execute and deliver to Purchaser a quitclaim deed, in the form attached hereto as Exhibit H (the “Deed”), and (b) for each Sold Property in which the Applicable Party owns the Ground Lease Estate, execute and deliver to Purchaser an assignment of Lease in the form attached hereto as Exhibit I (the “Assignment and Assumption of Ground Lease”) in each case conveying the Applicable Party’s interest in the Properties subject to the Permitted Exceptions, it being understood and agreed, that notwithstanding anything contained herein to the contrary, Purchaser shall have no right to object to any title matter, other than a violation of Section 5.4 hereof, affecting the Properties, including, without limitation, the fact that a Property may not have a certificate of occupancy or that the state or use of a Property may vary from that set forth in any certificate of occupancy that may exist;

(ii)           for each Sold Property, execute and deliver to Purchaser a bill of sale covering the Personal Property in the form attached hereto as Exhibit J;

(iii)          for each Sold Property, execute and deliver to Purchaser an assignment (the “Assignment and Assumption of Leases”) of all Leases and security deposits which shall be in recordable form and in the form attached hereto as Exhibit K;

(iv)          for each Sold Property, execute and deliver to Purchaser an assignment (the “Assignment and Assumption of Contracts”) of all Contracts, Licenses and Permits, General Intangibles, warranties and guaranties affecting such Property, in the form attached hereto as Exhibit L;

(v)           for each Sold Equity Interest, execute and deliver to Purchaser (x) an assignment (the “Assignment and Assumption of Interest”) of the Sold Equity Interests in the form attached hereto as Exhibit M and/or (y) with respect to any Sold Equity Interests that is stock of a corporation, stock certificate and a stock transfer instrument, without representation, warranty or recourse;

(vi)          for each Other Sold Asset, execute and deliver to Purchaser (x) an assignment (the “Other Sold Asset Assignment”) without representation, warranty or recourse, covering such Other Sold Asset and/or (y) with respect to any Other Sold Asset that is stock of a corporation, a stock certificate and a stock transfer instrument, without representation, warranty or recourse;

(vii)         execute and deliver to Purchaser a nonforeign affidavit;

(viii)        for each Sold Property, execute and deliver to Purchaser a letter addressed to each tenant, licensee or occupant under any Lease (“Tenant”) advising the

Tenant of the sale of the Property and assignment of its Lease in the form attached hereto as Exhibit O;

(ix)           execute and deliver to Purchaser the Proration Agreement;

(x)            Seller shall deliver a copy of such corporation resolution of Seller, if any, provided in connection with the Merger Closing; and

(xi)           execute and deliver to Purchaser such documents as Purchaser may reasonably require to evidence the assignment of the Systems without representation, warranty or recourse.

(b)           Seller shall endeavor to cause the Applicable Party to deliver to Purchaser the following items without representation, warranty or recourse to Seller, the Applicable Party or any Seller Related Party the following items; provided, however, that the delivery of such items shall in no way be deemed a condition precedent to closing and the failure of which shall not be a default hereunder; provided, further that if Seller or the Applicable Party obtains such items after Closing it shall turn them over to Purchaser:

(i)            for each Sold Property, deliver to Purchaser the security deposits then held by the Applicable Party pursuant to the Leases, and to the extent that any security deposit made under a Lease is in the form of a letter of credit to the extent within Seller’s control (including Seller’s ability to direct the Applicable Party), deliver such assignments and other instruments as Purchaser may reasonably require to transfer such letter of credit to Purchaser or, if Purchaser so requires, to Purchaser’s mortgage lender on the applicable Property (together with reasonably satisfactory confirmation from the issuer thereof that Purchaser is the valid holder thereof); provided, that Purchaser shall pay all fees in connection with the transfer of any letters of credit if the Tenant is not obligated to pay such fees; and provided, further, that after Closing, until any such letter of credit is transferred or replaced, upon receipt of (A) Purchaser’s certification that a default has occurred under the applicable lease entitling the landlord thereunder to apply the security deposit, and (B) Purchaser’s indemnification (for the benefit of the Seller Related Parties) against all Claims, demands, costs, expenses, liabilities, judgments and suits (including reasonable attorneys’ fees and disbursements) which the Seller Related Parties may incur as a result of drawing upon the letter of credit, Seller shall cause the Applicable Party to draw upon such letter of credit and deliver the proceeds thereof to Purchaser.

(ii)           with respect to each Property, deliver to Purchaser or Purchaser’s property manager signed originals or, if unavailable, copies, of all Leases;

(iii)          with respect to each Property or Other Sold Asset that includes a Contract, deliver to Purchaser or Purchaser’s property manager signed originals or, if unavailable, copies, of all Contracts, including the Contracts constituting the Frontline Assets, any other Loan Assets, and Licenses and Permits;

(iv)          with respect to each Property, deliver to Purchaser or Purchaser’s property manager for all Improvements copies of all warranties, guaranties, service manuals and other documentation in the possession or control of Seller, its agents or any Affiliate pertaining to such Property;

(v)           with respect to each Property, deliver to Purchaser or Purchaser’s property manager for all Improvements all keys and combinations to locks that are in the possession or control of Seller or the Applicable Party;

(vi)          with respect to each Property, deliver to Purchaser or Purchaser’s property manager for all Improvements copies of all plans and specifications that are in the possession or control of Seller or the Applicable Party;

(vii)         with respect to each Loan Asset, deliver to Purchaser originals or, if unavailable, copies, of all notes, related documents, filings and title policies;

(viii)        deliver to Purchaser or Purchaser’s property manager (with Seller having the right to retain copies thereof) all of the Books and Records;

(ix)           Deliver notices to the service providers under the contracts advising them of the sale of the Asset; and

(x)            Will request resolutions from the Applicable Parties authorizing the transactions.

(c)           Purchaser shall:

(i)            deliver to Seller the balance of the Purchase Price payable at the Closing in accordance with Section 2.3, as adjusted for apportionments under Section 2.5;

(ii)           execute and deliver to Seller the Assignment and Assumption of Leases;

(iii)          execute and deliver to Seller the Proration Agreement;

(iv)          execute and deliver to Seller the Assignment and Assumption of Contracts;

(v)           execute and deliver to Seller the Assignment and Assumption of Interest;

(vi)          execute and deliver to Seller the Assignment and Assumption of Ground Lease;

(vii)         execute and deliver to Seller the Other Sold Asset Assignment; and

(viii)        execute and deliver to Seller the Existing Debt Indemnity Agreement, if necessary.

(d)           Not later than two (2) Business days prior to Closing Purchaser may designate one or more different entities to which Assets shall be conveyed in accordance with this Agreement, provided that at Closing, such designee assumes, in writing, those obligations imposed under this Agreement upon Purchaser which survive the Closing; provided, further, that the assumption by such designee shall not relieve Purchaser from any obligations or liability arising under this Agreement,  and that Purchaser indemnifies and holds Seller and the Seller Related Parties harmless from any Claims, liabilities, losses, damages costs and expenses (including reasonable attorneys’ fees) incurred by Seller or the Seller Related Parties as a result of such designation.

(e)           Subject to Section 2.5(f) below, if, pursuant to Section 2.5, the prorations owed Seller exceed the prorations owed Purchaser, then Purchaser shall, at the Closing pay to Seller the amount by which the prorations owed Seller exceed the prorations owed Purchaser.  Subject to Section 2.5(f) below, if, pursuant to Section 2.5, the prorations owed Purchaser exceed the prorations owed Seller, then Seller shall, at the Closing provide Purchaser a credit in the amount by which the prorations owed Purchaser exceed the prorations owed Seller.

(f)            After Closing, if either party (the “Requesting Party”) provides evidence reasonably satisfactory to the other party (the “Other Party”) that an item should have been delivered by the Other Party to the Requesting Party at Closing, the Other Party agrees to reasonably cooperate with the Requesting Party to cause such delivery to occur.  The provisions of this Section 2.4(f) shall survive Closing.

Section 2.5             Prorations.

(a)           Subject to the Letter Agreement, the items described below with respect to each Property shall be apportioned between Seller and Purchaser and shall be prorated on a per diem basis as of 11:59 p.m. of the day before the Closing Date:

(i)            annual rents, other fixed charges (including prepaid rents), unfixed charges and additional rents (including, without limitation, on account of taxes, porter’s wage, electricity and percentage rent), in each case paid under the Leases (it being agreed that any such amounts not paid prior to the Closing Date shall not be apportioned but shall be dealt with in accordance with the provisions of Section 2.6);

(ii)           amounts payable under the Contracts to be assigned to Purchaser;

(iii)          real estate taxes, vault taxes, water charges and sewer rents, if any, on the basis of the fiscal year for which assessed, to the extent not paid or payable directly to such applicable government authority or utility by any Tenant under its Lease;

(iv)          fuel, electric and other utility costs, to the extent not paid or payable directly to such applicable government authority or utility by any Tenant under its Lease;

(v)           payments of interest on any Loan Asset actually made for the month in which the Closing occurs as well as payments of accrued and unpaid interest and other sums and charges due and payable under the Loan Assets in respect to periods prior to Closing for which the Applicable Party shall receive a credit at Closing. Reserve accounts and prepaid interest for periods subsequent to the Closing actually paid, if any,  in connection with each Loan Asset sold shall be assigned by the Applicable Party to Purchaser at Closing  without representation, warranty or recourse;

(vi)          assessments, if any, to the extent not paid or payable directly by any Tenant under its Lease, provided, however, that any remaining installments with respect to any assessment or improvement lien for water, sewer or other utilities or public improvements shall be paid by Seller or the Applicable Party if due and payable prior to the Closing and by Purchaser if due and payable subsequent to the Closing;

(vii)         dues to owner and marketing organizations;

(viii)        amounts payable under reciprocal operating agreements, easements and similar instruments;

(ix)           other items customarily apportioned in sales or transfers of real property in the jurisdiction in which the applicable Property is located; and

(x)            Rent abatements, free rent and rent concessions, if any, payable under or in respect of any and all Leases entered into at any time prior to the Closing shall be and are hereby expressly assumed by, Purchaser.  All leasing brokerage commissions (or unpaid installments thereof) due and payable under or in respect of any renewal, extension or expansion option provided for in any Lease shall be allocated to, and are hereby expressly assumed by, Purchaser.  After Closing the parties agree to reconcile the amounts of all leasing brokerage commissions, all tenant improvement allowances, all tenant improvement work, all development costs and all capital improvements undertaken with the respect to the Assets after the date hereof and agree to reapportion any amounts owed between the parties pursuant to this Section or pursuant to the Letter Agreement.  If any amounts are payable hereunder or under the Letter Agreement after Closing, Seller and Purchaser agree that the party that owes such amount shall remit the same promptly after a final determination has been made.  If the parties can not agree on a final determination the parties agree that the dispute shall be submitted to an Expedited Arbitration Proceeding.

(xi)           Purchaser shall receive a credit at Closing equal to the amount of principal, if any, repaid in reduction of the outstanding principal balance of any Loan Asset between the date hereof and Closing. [LI and RSVP only]

(xii)          Purchaser shall receive a credit at Closing equal to the outstanding principal balance of any Existing Debt encumbering the Assets actually purchased by Purchaser or a designee, but not for any capitalized interest, default interest, sums and other charges due and owing.  Accrued and unpaid interest on the Existing Debt in respect of the month of Closing shall be apportioned and prorated on a per diem basis as required pursuant to clause (a) above.  The Applicable Parties shall receive a credit for the amount in any reserves under such Existing Debt and Purchaser shall have all right title and interest to such reserves.

(b)           If the Closing Date shall occur before the tax rate or assessment is fixed for the tax year in which the Closing Date occurs, the apportionment of taxes shall be upon the basis of the tax rate or assessment for the next preceding year applied to the latest assessed valuation and Seller and Purchaser shall readjust real estate taxes promptly upon the fixing of the tax rate or assessment for the tax year in which the Closing Date occurs.

(c)           If there is a water or other utility meter(s) on a Property, Seller shall or shall cause the Applicable Party to furnish a reading to a date not more than thirty (30) days prior to the Closing Date and the unfixed meter charge and the unfixed sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading. If Seller or the Applicable Party cannot readily obtain such a current reading, the apportionment shall be based upon the most recent reading.

(d)           At the Closing, if Purchaser elects to take an assignment of any utility deposit made by Seller or the Applicable Party with any utility company, then Purchaser shall reimburse Seller for such utility deposit and Seller shall or shall cause the Applicable Party to execute such documents as may be required to assign its rights in such deposits to Purchaser and provide such utility companies with notice of such assignment, if necessary (in each case in form and substance reasonably satisfactory to Purchaser).  Any utility deposits not so assigned to Purchaser shall be refunded to Seller.

(e)           Seller and Purchaser shall prepare an agreement (the “Proration Agreement”) setting forth on a Property-by-Property basis in reasonable detail the prorations described in this Section 2.5 and stating the net amount owed to Seller or Purchaser, as the case may be, on account thereof.  Seller and Purchaser shall execute and deliver the Proration Agreement as provided in Section 2.4.

(f)            If any of the items described above cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at the Closing, or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable.

(g)           With respect to Sold Equity Interests, the parties shall make the adjustments in this Section 2.5 only with respect to the Applicable Party’s percentage ownership interest in the applicable subsidiary.

(h)           The provisions of this Section 2.5 shall survive the Closing.

Section 2.6             Post Closing Collections.

(a)           If, at the Closing, any fixed rents (including electricity, if applicable) are unpaid, Purchaser agrees that the first moneys received by it from such Tenant shall be received and held by Purchaser in trust, and shall be disbursed as follows:

(i)            First, on account of fixed rent (including electricity, if applicable) in respect of the month in which the Closing occurs (the “Current Month”), to be apportioned between Seller and Purchaser, as provided in Section 2.5;

(ii)           Next, to Purchaser in an amount equal to all fixed rents (including electricity, if applicable) owing by such Tenant to Purchaser in respect of all periods after the Current Month;

(iii)          Next, to Seller, in an amount equal to all fixed rents (including electricity, if applicable) owing by such Tenant to Applicable Party in respect of all periods prior to the Current Month; and

(iv)          the balance, if any, to Purchaser.

Each party agrees to remit reasonably promptly to the other the amount of such rents, additional rents or any other amounts to be apportioned pursuant to this Agreement to which such party is so entitled and to account to the other party monthly in respect of same.  Seller shall have the right from time to time for a period of three hundred sixty-five (365) days following the Closing, on reasonable prior notice to Purchaser, to review Purchaser’s rental records with respect to the Assets to ascertain the accuracy of such accountings.

(b)           If the Closing shall occur prior to the time when any rental payments for fuel pass-alongs, so-called escalation rent or charges based upon real estate taxes, operating expenses, labor costs, cost of living or consumer price increases, a percentage of sales or like items (collectively, “Overage Rent”) are payable for any period which includes the period prior to the Closing, then such Overage Rent for the applicable accounting period in which the Closing occurs shall be apportioned subsequent to the Closing.  Purchaser agrees that it will receive in trust and pay over to Seller, within five (5) days after Purchaser’s receipt thereof, a pro-rated amount of such Overage Rent paid subsequent to the Closing by such Tenant based upon the portion of such accounting period which occurs prior to the Closing (to the extent not theretofore collected by the Applicable Party on account of such Overage Rent prior to the Closing), and shall account to Seller in respect of the same.  If, prior to the Closing, the Applicable Party shall collect any sums on account of Overage Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning prior but ending subsequent to the Closing, such sums shall be apportioned at the Closing as of the date of the Closing.  If, subsequent to the Closing, the Applicable Party shall collect any sums on account of Overage Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning prior to but ending subsequent to the Closing, such sums shall be apportioned subsequent to the Closing.  The Applicable Party shall receive in trust and pay over to Purchaser, within five (5) days after the Applicable Party’s receipt thereof, a pro-rated amount of such Overage Rent received by such Applicable Party subsequent to the Closing from such Tenant based upon the portion of such accounting period which occurs subsequent to the Closing.

(c)           Intentionally Omitted.

(d)           Notwithstanding anything to the contrary contained in this Section 2.6, if any Tenant expressly identifies any payment of fixed rent or Overage Rent as a payment made to be in respect of a period prior or subsequent to the Closing, or such payment is otherwise determinable from the context of such payment as being in respect of a period prior or subsequent to the Closing (e.g., it is accompanied by an invoice for an item of fixed rent or Overage Rent in such amount), then, provided that at the time of such payment such Tenant is current for the period following the Closing in the payment of fixed rent, the payment (or portion thereof) so identified shall be remitted promptly by Purchaser to Seller (or retained by the Applicable Party) if in respect of a period prior to Closing or by the Applicable Party to Purchaser (or retained by Purchaser) if in respect of a period subsequent to Closing (subject in each case to apportionment if in respect of the Current Month).  Any Overage Rent received by the Applicable Party after Closing, shall be received in trust and shall be apportioned and remitted, if applicable, as required herein.

(e)           The provisions of this Section 2.6 shall survive the Closing.

Section 2.7             Transfer and Recordation Taxes; Responsibility for Recording.  At the Closing, Purchaser shall pay any and all transfer taxes, recording charges and other similar costs and expenses payable in connection with the transactions contemplated hereunder.  Seller and Purchaser shall execute and deliver all returns, questionnaires, and any necessary supporting documents, instruments and affidavits, in form and substance reasonably satisfactory to each party, required in connection with any of the aforesaid taxes.  The provisions of this Section 2.7 shall survive the Closing.

Section 2.8             Closing Expenses.  Except as otherwise expressly provided herein, Seller (or the Applicable Party, as applicable) and Purchaser each shall be responsible for the payment of their respective closing expenses and expenses in negotiating and carrying out their respective obligations under this Agreement.  Purchaser shall also pay (i) all costs and expenses of Purchaser’s Due Diligence, (ii) all of Purchaser’s title charges and survey costs, including the premiums on Purchaser’s title policies, if any, (iii) without in any way diminishing the effect of Section 11.14 hereof, any and all costs associated with any financing Purchaser may obtain to consummate the acquisition of the Assets, (iv) any and all exit fees, yield maintenance premiums, default interest, prepayment premiums, defeasance costs or other fees (including attorneys fees) in connection with the Existing Debt, (v) all payments required to be paid under all tax protection agreements or other similar agreements which may be triggered as a result of the transfer of any of the Assets and (vi) any additional transfer taxes or other expenses incurred by Seller or the Applicable Parties as a result of a change at Purchaser’s request in the order of the Closing of the Assets and the Merger Closing.  The provisions of this Section 2.8 shall survive Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 3.1             Representations and Warranties by Purchaser.  Purchaser makes the following representations and warranties, each of which is true and correct as of the date hereof and as of the Closing Date:

(a)           Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.  This

Agreement and the transactions contemplated herein do not contravene any of the provisions of the Certificate of Formation or Operating Agreement of Purchaser.

(b)           The execution and delivery of this Agreement and all related documents and the performance of its obligations hereunder and thereunder by Purchaser do not conflict with any provision of any law or regulation to which Purchaser is subject, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any order or decree applicable to Purchaser, or result in the creation or imposition of any lien on any of Purchaser’s respective assets or property, which would adversely affect the ability of Purchaser to perform its obligations under this Agreement. Purchaser has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by Purchaser of this Agreement.

(c)           Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief relating to Purchaser or any of its property under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser.  No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property.  Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent.

(d)           The provisions of this Section 3.1 shall survive the Closing or the termination of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1             Representations and Warranties by Seller.  Seller makes the following representations and warranties, each of which is true and correct as of the date hereof and as of the Closing Date:

(a)           Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.  This Agreement and the transactions contemplated herein do not contravene any of the respective provisions of the Certificates of Incorporation or By-Laws of Seller.

(b)           The execution and delivery of this Agreement and all related documents and the performance of its obligations hereunder and thereunder by Seller do not conflict with any provision of any law or regulation to which Seller is subject, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any material agreement or instrument to which Seller is a party or by which Seller is bound or any order or decree applicable to Seller, or result in the creation or imposition of any lien on any of its assets or property which would adversely affect the ability of Seller to perform its obligations under this Agreement.  Seller has obtained all consents, approvals, authorizations or orders of any court, governmental agency or body and of all Third Parties, if any, required for the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

(c)           Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief relating to Seller or any of its property under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller.  No general assignment of Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any material portion of its property. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

(d)           Seller is not a “foreign person” as defined in Section 1445 of the Code and the regulations promulgated thereunder.

(e)           The provisions of this Section 4.1 shall survive the Closing or other termination of this Agreement.

Section 4.2             Purchaser hereby acknowledges that none of the Seller Related Parties nor any agent nor any representative nor any purported agent or representative of any of the Seller Related Parties have made, and none of the Seller Related Parties are liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Assets or any part thereof except as set forth in this Agreement.  Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, the Seller Related Parties have not made any representations or warranties express or implied, as to (a) the current or future real estate tax liability, assessment or valuation of the Assets, (b) the potential qualification of the Assets for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Assets, in their current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Assets’ non-compliance, if any, with said zoning ordinances, (d) the availability of any financing for the alteration, rehabilitation or operation of the Assets from any source, including, without limitation, any state, city or Federal government or any institutional lender (except as may be expressly provided in the Seller Loan Commitment), (e) the current or future use of the Assets, including, without limitation, the Assets’ use for residential (including hotel, cooperative or condominium use) or commercial purposes, (f) the present and future condition and operating state of any and all machinery or equipment on the Assets and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, (g) the ownership or state of title of any personal property on the Assets, (h) the presence or absence of any Laws and Regulations or any Violations, (i) the compliance of the Assets or the Leases (or the fixed rents and additional rents thereunder) with any rent control or similar law or regulation, (j) the ability to relocate any Tenant or to terminate any Lease, (k) the layout, leases, rents, income, expenses, operation, agreements, licenses, easements, instruments, documents or

Contracts of or in any way affecting the Assets and (l) the truth or accuracy of any of the information contained in the exhibits to this Agreement.  Further, none of the Seller Related Parties are liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Assets furnished by any of the Seller Related Parties or any broker, employee, agent, consultant or other person representing or purportedly representing any of the Seller Related Parties.  The provisions of this Section 4.2 shall survive the Closing.

Section 4.3             None of the Seller Related Parties have made any representations that the Applicable Parties own the Assets in the manner set forth on the exhibits hereto; and to the extent that an Applicable Party owns an Asset in a manner other than as set forth in the appropriate exhibit, the exhibits will be deemed changed to correct such error and the Closing shall proceed hereunder in the manner appropriate for such type of Asset whether it be a fee, leasehold or ownership interest in an entity and Purchaser shall not be afforded an adjustment to the Purchase Price or any ability to terminate this Agreement as a result of such error.  The provisions of this Section 4.3 shall survive Closing.

ARTICLE V

COVENANTS; OPERATING COVENANTS; PROPERTY MANAGEMENT

Section 5.1             [INTENTIONALLY OMITTED.]

Section 5.2             [INTENTIONALLY OMITTED.]

Section 5.3             Estoppels.  If Seller has the right pursuant to the Merger Agreement, between the date of this Agreement and the Closing, to the extent requested by Purchaser, Seller shall request from every Tenant, ground lessor, or other person designated by Purchaser, an estoppel certificate in a form designated by Purchaser; provided, however, that the quality of such estoppels and the delivery of the same shall not be a condition to closing hereunder.  Seller shall deliver to Purchaser copies of any estoppels it receives.

Section 5.4             Seller Covenants.  Seller covenants not to (a) encumber the Assets or the Sold Subsidiary Properties or (b) agree to sell or cause to be sold the Assets or the Sold Subsidiary Properties to a third party during the Executory Period.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1             Conditions to Obligation of Purchaser.  The obligation of Purchaser to effect the Closing shall be subject to the fulfillment or written waiver at or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Seller set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(b)           Performance of Obligations.  Seller shall have in all material respects performed all obligations required to be performed by Seller under this Agreement on or prior to the Closing Date.

(c)           Delivery of Documents.  Each of the documents required to be delivered by the Applicable Parties at the Closing shall have been delivered as provided therein.

(d)           Seller Financing.  A breach of Section 8.1 occurs with respect to Seller Financing under this Contract or any of the Other Contracts and any such Other Contracts under which a breach of Section 8.1 in respect of Seller Financing has occurred have been terminated.

Section 6.2             Conditions to Obligation of Seller.  The obligation of Seller to effect the Closing, shall be subject to the fulfillment or written waiver at or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Purchaser set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)           Performance of Obligations.  Purchaser shall have in all material respects performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date, including without limitation, payment of the Purchase Price.

(c)           Delivery of Documents.  Each of the documents required to be delivered by Purchaser at the Closing shall have been delivered as provided therein.

Section 6.3             Failure of Condition.

(a)           Subject to Sections 6.3(b) below, if, on the Closing Date or with respect to clause (z) below the “Termination Date” (as defined in the Merger Agreement), (x) any condition to Seller’s obligation to close hereunder shall not be satisfied, then Seller shall be entitled to terminate this Agreement, (y) any condition to Purchaser’s obligation to close hereunder shall not be satisfied, then Purchaser shall be entitled to terminate this Agreement or (z) either (A) the Merger Agreement shall have terminated without the Merger thereunder having occurred or being capable of occurring immediately after the Closing, or (B) any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing or prohibiting the Closing shall have become final and non-appealable, then in either case this Agreement shall terminate.

(b)           If this Agreement shall terminate pursuant to Section 6.3(a), then neither party shall have any further obligation or liability to the other, except for any such obligation or liability which expressly survives the termination of this Agreement and Purchaser shall receive a return of the Deposit plus all interest earned thereon; provided, notwithstanding the foregoing, that if any such termination is due to a party’s default in performing its material obligations hereunder, then the remedies under Section 8.1 shall control.

(c)           If and to the extent Seller, without the consent of Purchaser, either (i) accelerates the closing date under the Merger Agreement to a date earlier than January 2, 2007 or

(ii) extends the closing date under the Merger Agreement to a date later than January 30, 2007 or (iii) amends the Merger Agreement, the effect of such amendment being a material adverse effect on the Assets or on the “Assets” under any Other Contract, then in any such event within three (3) Business Days of written notice of such acceleration, extension or amendment from Seller, Purchaser may terminate this Agreement and receive a return of the Deposit and any interest earned thereon.  TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to terminate the Agreement in the time frame provided.

(d)           If an “RRR Material Adverse Effect” (as defined in the Merger Agreement) has occurred with respect to the Assets entitling Seller to terminate the Merger Agreement, then Purchaser may send written notice of its intention to terminate this Agreement to Seller within five (5) Business Days of Purchaser’s knowledge of the occurrence of such event.  If Seller agrees with such determination then this Agreement shall terminate and Purchaser shall receive a return of the Deposit plus all interest earned thereon.  If Seller disagrees with such determination it shall send written notice of such objection to Purchaser within fifteen (15) Business Days of receipt of Purchaser’s termination notice, the Deposit shall remain in escrow and the issue shall be determined by an Expedited Arbitration Proceeding.  The prevailing party in the Expedited Arbitration Proceeding shall be entitled to receive the Deposit and all interest earned thereon.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1             Casualty and Condemnation.

(a)           Casualty.  If all or any part of any Property is damaged by fire or other casualty occurring following the date hereof and prior to the Closing, the parties shall nonetheless consummate the transactions in accordance with this Agreement, without any liability or obligation on the part of Seller by reason of such casualty.  Seller shall or shall cause the Applicable Party to, on the Closing Date, (i) assign and remit to Purchaser without representation, warranty or recourse, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds under any relevant insurance policy which may have been collected by Seller or the Applicable Party, as the case may be, as a result of such casualty less the reasonable expenses incurred by Seller in obtaining such award or proceeds and in actually repairing or restoring such Property, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of the Applicable Party’s right to any such award or other proceeds which may be payable to the Applicable Party as a result of such casualty without representation, warranty or recourse.  Seller will and will cause the Applicable Party to reasonably cooperate with Purchaser, at Purchaser’s cost, in its prosecution of any Claims thereto.  The provisions of this Section 7.2(a) supersede the provisions of Section  5-1311 of the General Obligations Law of the State of New York.

(b)           If, prior to the Closing Date, any part of any Property is taken, or if Seller or the Applicable Party, as the case may be, shall receive an official notice from any Governmental Authority having eminent domain power of its intention to take, by eminent domain proceeding, all or any part of any Property (a “Taking”), then the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any liability or obligation on the part of Seller by reason of such Taking.  Seller shall or shall cause the Applicable Party to, on the Closing Date, (i) assign and remit to Purchaser without representation, warranty or recourse, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller or the Applicable Party, as the case may be, as a result of such Taking less the reasonable expenses incurred by Seller in obtaining such award or proceeds and in actually repairing or restoring such Property, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of the Applicable Party’s right to any such award or other proceeds which may be payable to the Applicable Party as a result of such Taking without representation, warranty or recourse.

Section 7.2             Tax Proceedings.  If any proceedings for the reduction of the assessed valuation of the Assets (“Tax Proceedings”) relating to any tax years ending prior to the tax year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to cause the Applicable Party to continue to prosecute and/or settle the same in Seller’s sole discretion at no cost or expense to Purchaser, and any refunds or credits due for the periods prior to Purchaser’s ownership of the Property shall remain the sole property of Seller (subject to the rights, if any, of space lessees thereto).  Refunds or credits received for periods subsequent to the Applicable Party’s ownership of the Property shall be the sole property of Purchaser.  From and after the date hereof until the Closing, ROP is hereby authorized to commence any new Tax Proceedings and/or continue any Tax Proceedings, and in ROP’s sole discretion at its sole cost and expense to litigate or settle same; provided, however, that Purchaser shall be entitled to that portion of any refund relating to the period occurring after the Closing after payment to Seller of all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller in obtaining such refund; and provided, further that after the Closing, ROP shall not settle any Tax Proceedings in respect of the year of Closing covering periods after the Closing without Purchaser’s consent, not to be unreasonably withheld.  Purchaser shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller.  The provisions of this Section 7.2 shall survive the Closing.

ARTICLE VIII

DEFAULT

Section 8.1             Termination By Reason of Default.

(a)           If Seller shall be ready, willing and able to close and Purchaser shall default in the performance of any of its material obligations to be performed on the Closing Date (a “Purchaser Default”), Seller’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit (and any interest earned thereon) as liquidated damages for Purchaser’s default hereunder, IT BEING AGREED THAT THE DAMAGES BY REASON OF PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN, AND THEREAFTER PURCHASER AND SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS

AGREEMENT EXCEPT FOR THOSE THAT ARE EXPRESSLY PROVIDED IN THIS AGREEMENT TO SURVIVE THE TERMINATION HEREOF.  Upon a Purchaser Default hereunder Escrow Holder is hereby irrevocably authorized to draw upon (i) the Deposit B Letter of Credit in an amount equal to the Deposit B LC Deposit and pay the proceeds thereof equal to the Deposit B LC Deposit to Seller (ii) the Deposit A Letter of Credit and pay the proceeds thereof to Seller and (iii) the Replacement LC if posted, and pay the proceeds thereof to Seller.

(b)           If Purchaser shall be ready, willing and able to close and Seller shall default in any of its material obligations to be performed on the Closing Date, including the failure to provide the Seller Financing pursuant to the terms of the Seller Loan Commitment,  Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right to terminate this Agreement, receive a return of the Deposit (together with any interest earned thereon), upon which Seller shall be released from any further liability to Purchaser hereunder; provided, however, that if Seller’s default is as a result of the refusal to direct the Assets to be conveyed under Section 1.11 of the Merger Agreement, Purchaser may seek specific performance of Seller’s obligations hereunder to direct the Assets to be conveyed provided that any such action for specific performance must be commenced within thirty (30) days after such default and provided, further, that should Purchaser prevail in such action for specific performance, Seller will reimburse Purchaser for its actual out of pocket expenses incurred in connection with the Closing that would not have been incurred had Seller not defaulted under this Agreement.  Notwithstanding the foregoing, (i) if Seller’s default is as a result of a failure to provide the Seller Financing, Purchaser may either (A) seek specific performance of Seller’s obligations under the Seller Loan Commitment provided that any such action for specific performance must be commenced within thirty (30) days after such default and provided, further, that should Purchaser prevail in such action for specific performance, Seller will reimburse Purchaser for its actual out of pocket expenses incurred in connection with the Closing that would not have been incurred had Seller not defaulted under this Agreement or (B) terminate this Agreement and receive a return of the Deposit (together with any interest earned thereon) and make a Claim against Seller for its actual out of pocket expenses incurred as a result of Seller’s failure to provide the Seller Financing in accordance with the terms of the Seller Loan Commitment or (ii) if Seller’s default is as a result of the conveyance of the Assets by Seller to a third party, not Affiliated with Purchaser, in violation of this Agreement and specific performance is not available to Purchaser as a remedy, then Purchaser may seek its actual damages from Seller.  Except as set forth in the preceding two sentences, in no event whatsoever shall any of the Seller Related Parties be liable to Purchaser for any damages of any kind whatsoever.

(c)           The provisions of this Section 8.1 shall survive the termination hereof.

ARTICLE IX

AS IS

Section 9.1             Purchaser has performed and completed to its satisfaction (a) its due diligence review, examination and inspection of all matters relating to Purchaser’s acquisition of the Assets, including without limitation, the review of any title reports, surveys, building plans and specifications, building certificates of occupancy (if any), the Laws and Regulations, the Rights, the Facts, the Leases, the Contracts, the Violations and all financial information in respect of the operation of the Assets, and (b) all physical inspections and environmental, engineering and architectural studies of the Assets (all of the foregoing described in (a) and (b) being herein referred to as “Purchaser’s Due Diligence”).

Section 9.2             Purchaser is expressly purchasing the Properties in their existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects, and none of the Seller Related Parties has any obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same.  Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Assets, Laws and Regulations, Rights, Facts, Space Leases, Service Contracts and Violations and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof.  Purchaser has undertaken all such investigations of the Assets, Laws and Regulations, Rights, Facts, Leases, Contracts and Violations as Purchaser deems necessary or appropriate under the circumstances as to the status of the Assets and based upon same, Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Assets and, by reason of all the foregoing, Purchaser assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Assets.

Section 9.3             Seller Related Parties hereby disclaim all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Assets.  Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by any of the Seller Related Parties with respect to the Assets, and that, in fact, no such representations were made.

Section 9.4             None of the Seller Related Parties makes any warranty with respect to the presence of Hazardous Materials (as hereinafter defined) on, above or beneath the Assets (or any parcel in proximity thereto) or in any water on or under the Assets.  Purchaser’s consummation of the closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined).  The term “Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.  The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

Section 9.5             Purchaser has relied solely upon Purchaser’s own knowledge of the Assets based on Purchaser’s Due Diligence in determining the Assets’ physical condition.  Purchaser releases the Seller Related Parties and their respective successors and assigns from and against any and all claims which Purchaser or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Assets including the documents and information referred to herein, the operative documents governing the Assets (including, without limitation, any claims by members or partners under any joint venture agreements) the Leases and the lessees thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, and neither Purchaser nor any Purchaser Related Party shall look to the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief.  This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action.  To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

Section 9.6             The provisions of this Article 9 shall survive the termination of this Agreement or the Closing and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

ARTICLE X

NOTICES

Section 10.1           Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (i) by registered or certified mail, return receipt requested, (ii) by personal delivery, (iii) by facsimile transmission if a confirmation of transmission is produced by the sending machine (with a hard copy sent simultaneously by one of the methods described in clauses (i), (ii) or (iv) of this Section 10.1) or (iv) by nationally recognized overnight courier, in each case to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)           If to Seller, to:

c/o SL Green Realty Corp.
420 Lexington Avenue, 19th Floor
New York, New York 10170
Attention:  Andrew S. Levine
Facsimile:  (212) 216-1785

with a copy to:

Solomon and Weinberg LLP
900 Third Avenue
New York, New York 10022
Attention:  Craig H. Solomon, Esq.
Facsimile:  (212) 605-0999

(b)           If to Purchaser, to:

625 Reckson Plaza
Uniondale, New York 11556
Attention:  Jason Barnett, Esq.
Facsimile:  (516) 506-6813

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Joshua Mermelstein, Esq.
Fax No.:  (212) 859-8582

and a copy to:

Paul Hastings Janofsky & Walker LLP
75 East 55th Street
New York, New York  10022
Attention:  Robert J. Wertheimer, Esq.
Fax No.:  (212) 318-6936

A notice shall be deemed given upon receipt (or refusal to accept delivery or inability to deliver by reason of changed address of which notice was not given in accordance with this Section 10.1) as evidenced by the return receipt, or the receipt of the personal delivery or overnight courier service, or telecopier transmission electronic confirmation, as applicable.  Either party may change its address for notices by giving the other party not less than 10 days prior notice thereof.  The parties agree that its respective counsel may send notices on their behalf.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1           Severability.  Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 11.2           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of Seller and Purchaser.

Section 11.3           Waiver.  Any term, condition or provision of this Agreement may only be waived in writing by the party which is entitled to the benefits thereof.

Section 11.4           Headings.  The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 11.5           Further Assurances.  Seller shall, at any time and from time to time after the Closing Date, upon request of Purchaser (or its permitted successors and assigns) and Purchaser shall, at any time and from time to time after the Closing Date, upon request of Seller (or its permitted successors and assigns) execute, acknowledge and deliver all such further documents, instruments, filings or agreements and provide such other assurances as may be reasonably requested and are necessary to further effectuate and confirm the conveyances and other matters contemplated hereby.  This Section 11.5 shall survive the Closing.

Section 11.6           Binding Effect; Assignment.  This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Addenda, Exhibits and Schedules hereto, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors, and permitted assigns.  Purchaser may, on or prior to the Closing Date, assign this

Agreement or its rights hereunder to designee(s) or nominee(s).  Upon such assignment and assumption, the assignor shall be released from liability hereunder.

Section 11.7           Prior Understandings; Integrated Agreement.  This Agreement supersedes any and all prior discussions and agreements (written or oral) between Seller and Purchaser with respect to the purchase of the Property and other matters contained herein, and this Agreement contains the sole, final and complete expression and understanding between Seller and Purchaser with respect to the transactions contemplated herein.

Section 11.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.

Section 11.9           Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED, AND THE RIGHTS AND OBLIGATIONS OF SELLER AND PURCHASER HEREUNDER DETERMINED, IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THIS PROVISION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

Section 11.10         No Third-Party Beneficiaries.  No person, firm or other entity other than the parties hereto, shall have any rights or Claims under this Agreement. This provision shall survive the Closing or termination of this Agreement.

Section 11.11         Waiver of Trial by Jury.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT. THIS PROVISION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

Section 11.12         Broker.  Other than advisors in connection with the Merger, Purchaser and Seller each represent to the other that it has not dealt with any broker, finder or other party entitled to a commission or other compensation or which was instrumental or had any role in bringing about the sale of the Assets.  Each of Seller and Purchaser hereby agrees to indemnify and hold the other free and harmless from any and all Claims, liabilities, losses, damages, costs or expenses as a result of a breach of the foregoing representation, including, without limitation, reasonable attorneys’ fees and disbursements.  This Section 11.12 shall survive the Closing or termination of this Agreement.

Section 11.13         No Recording.  The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.  Any breach of the provisions of this Section 11.13 shall constitute a Purchaser Default.  Purchaser agrees not to file any lis pendens or other instrument against the Assets in connection herewith.  In furtherance of the foregoing, Purchaser (a) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against the Assets could cause significant monetary and other damages to Seller and (b) hereby indemnifies Seller and the Applicable Party from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this Section 11.13.  The provisions of this Section 11.13 shall survive the termination of this Agreement.

Section 11.14         Financing Contingency.  Purchaser’s obligations to close hereunder are contingent upon SL Green Realty Corp. providing the financing (the “Seller Financing”) set forth on the loan commitment attached hereto as Exhibit O (the “Seller Loan Commitment”); provided that Purchaser acknowledges that this condition shall be satisfied if SL Green Realty Corp. or its Affiliate is ready, willing and able to close in accordance with the terms of the commitments.  [Australia, Eastridge and RSVP only]

Section 11.15         Intellectual Property.  Seller agrees to cause RAR to cooperate to create a reasonable transition plan for the intellectual property set forth on Exhibit Q, subject to the restrictions and in accordance with the procedures set forth on Exhibit Q.

Section 11.16         Seller’s Indemnity.  Notwithstanding anything contained herein to the contrary, from and after the Closing Date, SL Green Realty Corp. and SL Green Operating Partnership, L.P. shall indemnify and hold harmless Purchaser and the Purchaser Related Parties from and against any and all claims, liabilities, losses, damages, costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser and the Purchaser Related Parties and the direct or indirect members, partners or shareholders of Purchaser and the Purchaser Related Parties, (collectively, the “Purchaser Indemnified Parties”) by reason of or resulting from Claims asserted against the Purchaser Indemnified Parties relating to the Retained Liabilities (as such term is hereinafter defined), whether such Claims are asserted before or after the Closing.  As used in this Section 11.16, the term “Retained Liabilities” means all liabilities and obligations directly or indirectly relating to any Claims, actions, suits or proceedings by, on behalf of, or with respect to, shareholders of RAR (or holders of equity interests in ROP) arising out of, in connection with, or related to, the execution and delivery of this Agreement and the consummation of the transactions contemplated within.  The provisions of this Section 11.16 shall survive the Closing.

Section 11.17         Assumed Indebtedness.  In the event that Purchaser is acquiring any of the Assets subject to any Existing Debt encumbering any of the Assets that is not repaid in full prior at or prior to Closing (the “Assumed Indebtedness”), Purchaser shall (a) (i) obtain all necessary consents for the assignment and assumption of any such Assumed Indebtedness and (ii) obtain a release of Seller and any Seller Related Parties from the obligations in connection with such Assumed Indebtedness, including without limitation a release or termination of any guaranties or indemnities provided in connection such Assumed Indebtedness  or (b) Purchaser shall provide at Closing an Indemnity Agreement (the “Existing Debt Indemnity Agreement”) in form and substance acceptable to Seller wherein Purchaser and an entity owned by Scott Rechler, Jason Barnett and Michael Maturo that has a net worth in excess of $25,000,000 jointly and severally (the  “SJM Entity”) indemnifies and holds Seller and all Seller Related Parties harmless from and against any and all Claims, liabilities, losses, damages, costs or expenses (including any reasonable attorneys’ fees) incurred by Seller or any Seller Related Parties by reason of or resulting from such Existing Debt, including without limitation, any guaranties or indemnities provided in connection such Existing Debt; provided, however, if either the worth of the SJM

Entity falls below $25,000,000 or the applicable Seller Related Parties have not been released from all obligations in connection with the Existing Debt within twelve (12) months of Closing as provided in clause (a) above, Scott Rechler, Jason Barnett and Michael Maturo shall provide a substitute Existing Debt Indemnity Agreement whereby they individually jointly and severally indemnify the Seller Related Parties for the matters set forth herein.  The provisions of this Section 11.17 shall survive Closing.

Section 11.18         Tilles Loan.  As a condition precedent to the conveyance of the Tilles Loan to Purchaser, Purchaser shall demonstrate to the reasonable satisfaction of Seller either (a) that it or its designee is a “Qualified Transferee” as such term is defined under that certain Intercreditor Agreement dated as of March 17, 2005 by and between UBS Real Estate Investments, Inc. and Reckson Title Mezz Center LLC or (b) that UBS has waived such condition under such Intercreditor Agreement, if the forgoing condition has not been satisfied the Tilles Loan shall not be conveyed to Purchaser and the Purchase Price shall be reduced accordingly pursuant to the price allocations set forth on Schedule 2 attached hereto.  [LI Only]

Section 11.19         Tranche 3 Properties.  In the event that any of the properties identified on Exhibit S attached hereto (the “Tranche 3 Properties”) is not conveyed to the [Australian LPT] prior to Closing, the Purchase Price shall be reduced by the allocated amount of such Tranche 3 Property set forth on Exhibit S.  In such event, such Tranche 3 Property shall be purchased by Purchaser pursuant to one of the Other Contracts and the purchase price under such Other Contract shall be increased as provided in such Other Contract.  [For Australia Contract]

[For Other Contracts pursuant to which the Tranche 3 Properties shall be purchased]  In the event that any of the properties identified on Exhibit S attached hereto (the “Tranche 3 Properties”) is not conveyed to the Australian LPT or a subsidiary thereof prior to Closing, Purchaser shall acquire such Tranche 3 Property pursuant to this Agreement and the Purchase Price herein shall be increased by the allocated amount of such Tranche 3 Property set forth on Exhibit S.

Section 11.20         ROFO Properties.  In the event that Purchaser is unable to purchase at Closing one of the properties identified on Exhibit T attached hereto (the “ROFO Properties”) as a result of the transfer restrictions in the ownership documents or pursuant to any leases affecting such ROFO Properties, Purchaser shall not purchase such ROFO Property and the Purchase Price shall be reduced by the allocated amount of such ROFO Property set forth on Exhibit T attached hereto.  [LI and NJ Contracts]

Section 11.21         810 Seventh Avenue Loan.  Seller and Purchaser agree that Seller shall direct RAR to prepay the mortgage loan encumbering the 275 Broadhollow and 90 Merrick properties identified on Exhibit D attached hereto, which mortgage also encumbers the property located at 810 Seventh Avenue, New York, New York (the “810 Seventh Property”) and owned by RAR or a subsidiary of RAR.  Seller shall be responsible for a portion of any prepayment fees payable in connection with such prepayment equal to the total prepayment fee times the quotient of (a) the allocated loan amount of the 810 Seventh Property over (b) the total allocated loan amounts of such loan.  Purchaser shall be responsible for a portion of any prepayment fees payable in connection with such prepayment equal to the total prepayment fee times the quotient of (a) the allocated loan amounts of the 275 Broadhollow and 90 Merrick properties over (b) the total allocated loan amounts of such loan.  [LI Contract only]

Section 11.22         AIP Land.  Seller and Purchaser acknowledge that RAR or an Applicable Party is currently under contract to sell the property identified as the AIP Land on Exhibit D attached hereto.  If such sale is consummated prior to Closing, then Purchaser shall not purchase the AIP Land and the Purchase Price shall be reduced by the AIP Allocated Amount.  [LI Contract only]

Section 11.23         Australia LPT Tax Protection Agreements.  Provided that there are no adverse tax consequences to any of the Seller Related Parties, Seller will waive the benefit of or cause its subsidiaries to waive the benefit of any and all tax protection agreements with respect to the Sold Subsidiary Property owned by the Australia LPT.  [Australia Contract only]

Section 11.24         Option Agreement, Seller agrees that Reckson Australia Operating Company LLC's option to purchase the assets listed in the option agreement executed in connection with the Australia LPT which are being retained by Seller shall survive Closing until January 31, 2008 and Seller shall execute any documents reasonably required to effectuate such survival.

Section 11.25         Option Agreement Properties Purchaser shall request that the Australia LPT and Reckson Australia Operating Company LLC waive their right of first refusal or otherwise agree in writing that such right is not triggered with respect to those Assets listed in the option agreement executed in connection with the Australia LPT. If such waiver or agreement not to trigger such right of first refusal is not obtained prior to Closing, then Purchaser shall not purchase such Assets and the Purchase Price shall be reduced by an amount allocated to such Assets to be agreed upon by Seller and Purchaser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

SL GREEN REALTY CORP.

By:
Name:
Title:

PURCHASER:

NEW VENTURE MRE LLC

By:
Name:
Title:

EXHIBIT Q

Seller agrees to cause RAR to license or otherwise reasonably make available for use by Purchaser at Closing on a non-exclusive basis, the “Reckson” name and trademarks and any related names and trademarks (“Reckson Tradenames”); provided, however, that Purchaser shall not (i) use the “Reckson” name in conjunction with the term “Associates” or (ii) use the Reckson Tradenames in New York City for a period of eight (8) years after Closing.  Seller shall not license or otherwise reasonably make available for use the Reckson Tradenames to any third party not Affiliated with any Purchaser.

EXHIBIT B-1

Long Island Properties

				RA’s
Property	City	State	SF	Ownership

333 Earle Ovington Blvd	Uniondale	New York	578,129	60.00%
90 Merrick Avenue	East Meadow	New York	234,202	100.00%
Reckson Plaza	Uniondale	New York	1,070,830	100.00%
60 Charles Lindbergh Blvd	Uniondale	New York	219,066	100.00%
51 Charles Lindbergh Blvd	Uniondale	New York	108,000	100.00%
50 Charles Lindbergh Blvd	Uniondale	New York	218,043	100.00%
68 South Service Road	Melville	New York	300,198	100.00%
58 South Service Road	Melville	New York	278,503	100.00%
48 South Service Road	Melville	New York	128,024	100.00%
395 North Service Road	Melville	New York	188,233	100.00%
275 Broadhollow Road	Melville	New York	126,770	100.00%
300 Broadhollow Road	Melville	New York	235,912	100.00%
1305 Walt Whitman Rd	Melville	New York	164,166	51.00%
32 Windsor Place	Melville	New York	43,000	100.00%
Total Long Island			3,893,076

Long Island Land

-                    AIP 45, Bohemia, New York

i.                  4.1 acres

ii.               Book Basis - $1.4 million

-                    Reckson Plaza — Phase II, Mitchel Field, New York

i.                  8.2 acres undeveloped land

ii.               Book Basis - $20.4 million

-                    East Patchogue, New York

i.                  25.2 acres undeveloped land

ii.               Book Basis - $3.3 million

1

Tilles Loans

Tilles Loan #1

Loan made by Reckson Tilles Mezz Lender LLC to Lake Park Seven LLC and CLK-HP Seven LLC, as follows:

Loan Allocation	Interest Rate	Funding	Maturity
$20,355,625.00	9.00%	3/17/05	4/11/12

Tilles Loan #2

Properties	Loan Allocation	Interest Rate	Funding	Maturity
Collateral	$8,031,250.00
TOTAL	$8,031,250.00	9.00%	3/17/05	4/11/10

Additional Property

Equity interests owned by RAR or any RAR subsidiary in Lighthouse Development LLC, provided that the only assets that Lighthouse Development LLC owns are with respect to property located on Long Island.

2

EXHIBIT B-2

3

EXHIBIT B-3

4

EXHIBIT B-4

5

EXHIBIT C

Long Island Industrial Notes

Loan made by Reckson Glen Cove Mezz Lender LLC to GCP, LLC, memorialized by three separate loan agreements as more specifically described below:

Note	Amount	Initial Interest Rate	Funding	Maturity
Note A-1	$2,281,876.00	12.0%	03/31/06	04/01/08
Note B-1	$5,681,625.00	15.916%	03/31/06	04/01/08
Note C-1	$6,224,602.00	15.916%	03/31/06	04/01/08
TOTAL	$14,188,103.00	15.286%

(1)          All three notes secured by the following four properties:

a.               31 Sea Cliff, Oyster Bay, Nassau County, New York

b.              45A Sea Cliff, Oyster Bay, Nassau County, New York

c.               45B Sea Cliff, Oyster Bay, Nassau County, New York

d.              Hazel Street, Glen Cove, Nassau County, New York

6

EXHIBIT D

Tranche 3 Properties

Property	Allocated Price
50 Marcus	$9,275,000
1660 Walt Whitman	$3,750,000
520 Broadhollow	$4,000,000
300 Executive Drive	$4,301,000
580 White Plans Road	$6,601,000

7

EXHIBIT E

ROFO Properties

Property	Allocated Price
333 Earle	$101,864,000
51 JFK	$64,573,000
1305 Walt Whitman	$23,845,000
300 Broadhollow	$34,379,000

8

EXHIBIT F

Loan Commitments

See attached.

9

SCHEDULE 1

Purchase Agreement	A Deposit	B Deposit	C Deposit	Total Deposit
Long Island Portfolio and Other Assets	$10,937,926.00	$4,156,413.00	$24,905,661.00	$40,000,000.00
Eastridge Portfolio	$4,101,723.00	$1,558,655.00	$9,339,622.00	$15,000,000.00
New Jersey Portfolio	$5,742,412.00	$2,182,116.00	$13,075,472.00	$21,000,000.00
Australia Equity Interests	$3,260,870.00	$1,239,130.00	0	$4,500,000.00
RSVP	$957,069.00	$363,686.00	$2,179,245.00	$3,500,000.00
TOTAL	$25,000,000.00	$9,500,000.00	$49,500,000.00	$84,000,000.00

10